Exhibit 99.1

TriNet Announces Resignation of Kenneth Goldman
From Its Board of Directors

Dublin, CA - August 5, 2020 -TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs) today announced that Mr. Kenneth Goldman has resigned from its Board of Directors, effective immediately.
In commenting on his resignation, Mr. Goldman said, "I am extremely proud of what TriNet has accomplished over the last 11 years and am confident of its continued success. With the recent addition of two highly respected industry experts as Board members, and recent strong performance in a very challenging environment, I feel that now is the right time to transition off the Board as I increase my focus on other professional demands and new opportunities.”
TriNet’s Chairman of the Board, Mr. David Hodgson, said, “I would like to extend my appreciation to Ken for his valuable contributions and service to TriNet since 2009, which included helping prepare the Company for its IPO and serving as Chair of the Company’s Audit Committee for many years. I wish him all the best in the future.”
About TriNet
TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most-growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

Investors:	Media:
Alex Bauer	Renee Brotherton
TriNet	TriNet
Investorrelations@TriNet.com	Renee.brotherton@trinet.com
(510) 875-7201	(408) 646-5103

TriNet and the TriNet logo are registered trademarks of TriNet. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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